Exhibit 5.1

[Letterhead of Zumiez Inc.]

May 29, 2014

Zumiez Inc.

4001 204th Street SW

Lynnwood, WA 98036

RE:	Registration Statement on Form S-8 of Shares of Common Stock, no par value per share, of Zumiez Inc.

Ladies and Gentlemen:

I have acted as counsel to Zumiez Inc. (the “Company”) in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which the Company is filing with the Securities and Exchange Commission (the “Commission”) with respect to up to an aggregate of 3,800,000 shares of the Company’s common stock, no par value per share (the “Shares”), of which up to 3,400,000 shares may be issued pursuant to the Zumiez Inc. 2014 Equity Incentive Plan and up to 400,000 shares may be issued pursuant to the Zumiez Inc. 2014 Employee Stock Purchase Plan (collectively, the “Plans”).

I have examined the Registration Statement and such documents and records of the Company as I have deemed necessary for the purposes of this opinion. In giving this opinion, I am assuming the authenticity of all instruments presented to me as originals, the conformity with originals of all instruments presented to me as copies and the genuineness of signatures.

Based upon and subject to the foregoing, I am of the opinion that any original issuance Shares that may be issued pursuant to the Plans have been duly authorized and that, upon the due execution by the Company and registration by its registrar of such Shares and the sale thereof, and the receipt of consideration therefor, in accordance with the terms of the Plans, such Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Chris K. Visser

Chris K. Visser

Executive Vice President, General Counsel & Secretary